EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Hythiam, Inc.
Los Angeles, California
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 31, 2009, relating to the consolidated financial statements and the effectiveness of Hythiam, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Los Angeles, California
April 3, 2009